EXHIBIT 99.2

CORPORATE PARTICIPANTS

Jack Jancin Helen of Troy Limited - IR

Julien Mininberg Helen of Troy Limited - CEO

Brian Grass Helen of Troy Limited - CFO

CONFERENCE CALL PARTICIPANTS

Lee Jagoda CJS Securities - Analyst

Jason Gere KeyBanc Capital Markets - Analyst

Trevor Young Jefferies & Co. - Analyst

Steph Wissink Piper Jaffray & Co. - Analyst

Frank Camma Sidoti & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Helen of Troy Limited second-quarter 2017 earnings call. Today’s program is being recorded. At this time I would like to hand things over to Jack Jancin, Investor Relations. You may begin.

Jack Jancin - Helen of Troy Limited - IR

Good afternoon everyone, and welcome to Helen of Troy’s second-quarter FY17 earnings conference call. The agenda for the call this afternoon is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance of the quarter and then update you on areas of focus for FY17. Then Mr. Brian Grass, the Company’s CFO, will review the financials in more detail and comment on the Company’s outlook for FY17. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the word anticipates, believes, expects, and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the Company’s website at www.HOTUS.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the Company’s home page, and then the News tab. I will now turn the conference call over to Mr. Mininberg.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you, Jack. Good afternoon, everyone. Welcome to our call.

Our diversified business model continued to serve us well in the second quarter as we delivered adjusted diluted EPS growth of 17%, even as sales were relatively flat year over year. Our efforts to sweeten the mix and reduce cost combined with margin accretion from the Hydro Flask acquisition drove a 4.2 percentage point improvement in consolidated gross margin. We are very pleased with Hydro Flask’s growth and performance, which contributed $29.1 million of net sales during the quarter. This contribution fueled a 34.4% increase in net sales in our Housewares segment and was accretive to adjusted operating margin. We believe the future for Hydro Flask is bright. As such, we are increasing our fiscal year outlook for this business to $85 million to $90 million.

The second quarter also saw continued progress on our strategic priorities, which we expect to drive towards our long-term sales and profitability goals.

Looking specifically at our segment performance in the second quarter, we achieved growth and increased profitability from our Housewares and Health and Home segments. These offset significantly softer sales in our Beauty and Nutritional Supplements segments, two business units where more work is needed. I will comment more on this shortly.

Housewares experienced a slight decline in its core business in the second quarter following a 13.2% increase in the same quarter last year. We believe it remains on track to meet our expectations for the full fiscal year, given solid sell-through performance despite brick-and-mortar retail softness. Our Health and Home segment grew 0.8% in net sales, with profitability continuing to improve from our cost savings efforts and our focus on higher margin business as evidenced by Health and Home’s adjusted operating margin expansion of 3.3 percentage points in the second quarter.

Sales in our Beauty segment performed well below our expectations. Sales were impacted by the weak retail environment driven by slower traffic patterns. This contributed to lower inventory buys from some of our retail partners. We also made choices to rationalize lower margin businesses as we build a platform for greater long-term profitability.

Key initiatives in Beauty such as innovation and branding are improving fundamentals highlighted by gross margin expansion, sales from new products and retail placement gains. However, more work is needed to be done to improve the sales trend. We are working hard on accelerating our investment in innovation, channel expansion, optimizing trade programs, product improvements, all with a sharp eye on ROI.

Net sales and profitability results for our Nutritional Supplement segment were disappointing. We remain focused on improving this business’s sales and profit trajectory by investing in the multiyear strategic transition from offline channels to online, as well as major system upgrades and multiple new marketing initiatives to attract and convert a broader base of consumers. These initiatives include new creative, new products, selective channel expansion beyond the pure play direct-to-consumer business, and better linkage to our outstanding portfolio of products and doctors to the major health trends consumers care about most.

Factoring in a retail environment that has proven weaker than expected for some of our categories and the softness we have experienced in our Beauty and Nutritional Supplement segments, we have adjusted our net sales expectations to a range of $1.55 billion to $1.59 billion for FY17. We are maintaining our consolidated full-year adjusted diluted EPS outlook, driven by the resiliency and strength of our diversified business model, by contribution from Hydro Flask, and by other improvements to our profitability from the core business. We remain strongly committed to increasing shareholder value by investing to drive product innovation, maintaining and growing market share, and delivering further improvements in margin.

So now let me update you on the progress we made on our strategic plan during the quarter. The first strategic priority is to invest in our core. In our Health and Home segment, our PUR water filtration business continues to experience strong point-of-sale performance supported by new marketing campaigns increasingly focused on lead awareness and strong trade support investments. Third-party syndicated data confirms PUR is growing market share, both in pitchers as well as our market-leading faucet mounts.

Awareness of the national water crisis continues to drive the business, as lead remains top of mind with consumers. The media continues to elevate water quality concerns, particularly with respect to contamination risk and aging infrastructure. As consumer concern grows regarding the importance of water quality, PUR faucet mounts are perfectly suited as an affordable point-of-use solution certified to remove 99% of lead and reduce over 70 other contaminants.

We are also pleased that our efforts to improve margin are gaining traction in Health and Home as we reduce investment against lower margin products and focus on sales of higher margin categories such as water filtration, air purifiers, thermometers, humidifiers, and consumables including filters, thermometer probe covers, Vicks VapoSteam, and Vicks VapoPads.

In Housewares, OXO continues to reach new US and international consumers by expanding the range of categories the brand participates in and growing its distribution outside the United States, most notably in the United Kingdom. Category expansion such as metal bakeware and spiralizers are performing well. In the UK, OXO Softworks introduced 29 new items in Tesco, the number one UK retailer. OXO’s metal bakeware is now available in the UK’s Lakeland Kitchenware chain. And its barware was introduced in John Lewis, an upscale department store chain.

The Nutritional Supplements business is focused on acquiring new users and providing them with the best possible experience to increase loyalty, satisfaction and sales. As previously discussed, our system improvement projects for Nutritional Supplements consists of two major phases. Our first phase was implemented in the second quarter with a new customer order and relationship management system that shortens shipment cycle times to near real-time and provides omnichannel customer visibility including telemarketing, print campaigns and e-commerce. The new system greatly improves the ability of our call center reps to serve consumers and to cross-sell new products.

Our second phase is to launch a new e-commerce web marketing platform with a go-live expected at the end of the fiscal year. The web platform is designed to drive traffic and significantly improve the user experience. After implementation of both phases, Healthy Directions will have increased customer interaction capabilities and social media integration and content management. Concurrently, on the marketing side, the Healthy Directions team is working on expanding its consumer base through new creative and clearer positioning for its positions and products by linking them much more closely to major health concerns.

The second strategy pertains to mergers and acquisitions. Our March 2016 Hydro Flask acquisition is on track to exceed our expectations for sales and profitability, and integration is progressing well. I’m pleased to report that we have increased our expectation for Hydro Flask sales, as mentioned, to $85 million to $90 million for FY17, up from our original expectation of $60 million to $65 million.

Hydro Flask’s brand popularity continues to heighten with outdoor enthusiasts and also with retailers. It is a key contributor to the growth of the market for high performance insulated hydration vessels, and continues to gain market share. Sales growth has been driven by strong reorders, given high sell-through rates at retail and online. In addition to Hydro Flask’s growing brand equity, the introduction of a new collection of refreshingly bold colors across the hydration, coffee, beer, and food lines is resonating well with consumers.

During the quarter we selectively expanded distribution in the specialty and active sports market for Hydro Flask. Domestic expansion is expected to continue into additional consumers — customers in these channels, as well as natural foods customers who continue to broaden their hydration product representation. We have begun working to expand the Hydro Flask brand outside the US with a focus on Canada, Europe, and Japan. Several key retailers in the UK and Germany are first movers. Hydro Flask also initiated activity in the Japan market at the Tokyo Gift Show in August. We are excited about the possibilities for broadening the brand’s footprint and its appeal.

Our third strategy is focusing on consumer-centric innovation. We are deeply committed to understanding our consumers and meeting their needs with innovative products. In Housewares, OXO continues to use the principle of universal design to create outstanding new products that are easy to use for the largest possible spectrum of people. Our new OXO three-blade tabletop spiralizer, launched earlier this year, continues to grow and raises the bar of consumer expectation for comfort and for performance. The sharp stainless steel blades cut both firm and delicate vegetables with ease. The sturdy base and unique suction design eliminates wobble while you work. Additionally, OXO’s new metal bakeware line continues to perform well. And our newly launched OXO glass bakeware is off to a good start so far.

In Beauty, innovation has been a bright spot in our appliances business. Last year’s first-to-market Revlon one-step hair dryer and styler was met with strong appeal across major retailers and remains a top seller among consumers. We are pleased to announce that after a ranking as the number one new SKU in the first six months of the year, this product has now become the number one new SKU in its category for a full year. New consumer research demonstrated a significant opportunity to address the need for volumizing and drying in one step to allow consumers to style in about half the time of using a traditional blowdryer and round brush combination. During the second quarter we began shipping our new Revlon one-step hair dryer and volumizer.

Our innovation efforts in Beauty appliances have now also extended to the professional market with the launch of our new Hot Tools Professional Curl Bar for salon stylists. The Hot Tools Professional Curl Bar is an ergonomically angled curling iron specially designed to help stylists achieve beautiful long lasting curls in seconds without strain on their wrist, shoulder, or elbow. It also includes a first of its kind custom digital timer stylists love. This product has generated strong enthusiasm with both professional stylists and wholesale salon distributors alike. Our Bed Head brand of appliances just launched a new consumer tested and highly rated ultra-thin barrel flat iron called Textrovert. Textrovert provides the lift-in texture that is on trend.

Innovation remains a key focus for Health and Home. After extensive consumer research we have incorporated a host of new features into our next generation PUR faucet mounts which began shipping at the end of the second quarter.

Our fourth strategy is to upgrade our organization and our people systems. Over the past year we have worked to upgrade our organization and culture in our two large distribution centers in Mississippi, an effort to attract and retain the best people, drive productivity improvements. A year later, I am pleased to say that we have a much stronger employee base and leadership team in our DCs. We raised wages to attract the best people, and are seeing significantly improved productivity and customer service metrics. We have become an employer of choice in the area. We believe this is an excellent example of the changes we have made and expect to implement further across our organization, as we make Helen of Troy more efficient and raise our profile as a great place to work.

I would also like to tell you about a few key personnel changes. After more than 21 years in the OXO business and over 12 years leading Helen of Troy’s Housewares business unit, Alex Lee, President of Housewares, has announced his intention to retire in June 2017. Alex has contributed immeasurably to the Company. And on behalf of our Board and management team, we sincerely thank him for his tireless efforts, outstanding results, and the exceptional team he has built. From this strong bench we are very pleased to announce that we will promote Larry Witt, currently Executive Vice President of Sales and Market Development for Housewares, to the President of Housewares effective March 2017.

Larry’s promotion is the result of a long running succession plan and development process. It is a great pleasure to promote a highly qualified candidate from within and ensure continuity in Housewares. Larry joined the OXO business in 1994, just months after Alex, and they have been partners since. Larry is well prepared to nurture all that makes OXO and Hydro Flask, brands that are so beloved by consumers, and further build the Housewares business unit as it grows both organically and through acquisition. We are announcing the succession plan well ahead of the changeover to help ensure a smooth transition.

Separately, in our operations area, as previously announced in August, Tom Benson stepped down as Chief Operations Officer for Helen of Troy. We have engaged a search firm and will explore both internal and external candidates. We thank Tom for his long service and excellent contributions to Helen of Troy.

The fifth and sixth strategic areas are to develop best-in-class shared services and to attack waste. In the second quarter, our core business gross margin expanded by 2.6 percentage points as we made significant progress in leveraging our scale, improving capabilities and attacking cost. Here’s a few key examples. Major cost savers included the realization of freight efficiencies as we leverage our scale. We are also generating inventory management savings from the previously announced IT investments which are helping us unlock and leverage the power of our transportation management system. We consolidated two Canadian distribution centers into one more efficient facility. And we rationalized SKUs in Beauty and Health and Home to reduce complexity and improve margins.

With regard to mitigating risk and enhancing capabilities during the quarter, we upgraded Helen of Troy’s IT data center with significantly enhanced computation capacity to catch up with our growth and significantly increase our speed. As part of our ongoing risk contingency initiatives, we further updated our prevention, anticipation and mitigation capabilities. And now maintain a fully redundant data center on the East Coast with real-time data synchronization.

The seventh area is to improve asset efficiency and maintain our shareholder friendly policies. We are diligently focused on maintaining a strong balance sheet and using it to create shareholder value. Our ending inventory balance at the end of August declined 8.9% compared to the same period last year. We eliminated less productive products while improving working capital efficiency. We will continue to use the strong cash flow generation of our business and the financial flexibility of our balance sheet to invest in our core business first, search for accretive acquisitions while maintaining healthy leverage, and then consider return of capital to shareholders.

Before I turn the call over to Brian, who will provide more detail into the second-quarter numbers, I’d like to thank our 1,650-strong Helen of Troy force of employees that have been rallying around our focused strategic plan and our Company culture. Their passion and talent are overcoming obstacles every single day. This is not only driving earnings growth but also delivering increased customer and employee satisfaction.

I’d also like to announce that following up on our Investor Day last year and as part of our shareholder friendly strategy, we will host a new product showcase for institutional investors and analysts on November 15. We look forward to seeing many of you there. With that, I will now turn the call over to Brian.

Brian Grass - Helen of Troy Limited - CFO

Thank you, Julien. Good afternoon, everyone. Overall, we are pleased with our second-quarter bottom-line results, but we are disappointed with our consolidated core business revenue. Despite the core business decline, we were able to expand our operating margin and grow adjusted diluted EPS by 17%, driven primarily by accretion from the Hydro Flask acquisition, rationalization of low margin and nonstrategic businesses, mix improvement and our cost savings initiatives. Some of the structural improvements we are making negatively impacted net sales revenue during the quarter. But we believe they are the right choices to build the platform for long-term profitable growth.

I’d like to pause here to briefly revisit the impact of our adoption of the DICOM exchange rate to re-measure our Venezuela financial statements, as discussed on our first-quarter call. Our Venezuelan net sales decreased by $5.8 million to $200,000 in the second quarter, almost entirely due to the change in exchange rate. Our Venezuelan operating income declined $1.8 million, which reduced our consolidated operating margin by 0.3 percentage points and our Beauty segment operating margin by 1.3 percentage points. At the current DICOM exchange rate, we continue to expect that our FY17 US dollar reported net sales and adjusted income will no longer be meaningful to either the consolidated or Beauty segment results.

Now moving on to my discussion. Consolidated sales revenue was $368.2 million for the quarter, a 0.3% decrease over the prior-year period, which includes a decrease in our core business of $30 million, or 8.1%. The decrease in core business sales revenue includes drags of approximately $2.3 million, or 1.2% from foreign currency fluctuations, and approximately $5.8 million, or 1.5% from the change in the Venezuela exchange rate. We also made choices to rationalize lower margin and nonstrategic businesses, which reduced consolidated net sales revenue by 2.1%. The core business decline was almost entirely offset by sales from Hydro Flask.

Our Health and Home segment rose 0.8% in the second quarter despite a foreign currency headwind of 0.4% and an impact of approximately 2% from previously discussed rationalization of low margin business. Growth was driven by strong sales of water filtration, seasonal fans, and early season shipment of heaters, which was mostly offset by declines in hot/cold therapy from planned SKU rationalization and in humidification due to retailers finishing last year’s cold, cough, flu season with higher inventory levels.

Housewares increased sales by 34.4%, driven by 36.8% growth from Hydro Flask, partially offset by a core business decline of 2.4%. Growth from new product introductions was offset by a soft retail environment and lower consumer store traffic in the US which is contributing to smaller and less frequent replenishment orders from key retailers. As a reminder, the Housewares core business grew 7.8% in the first quarter of FY17 and we continue to see solid point-of-sale activity at retail. We believe that the core business remains on track to meet our expectations of mid-single-digit growth for the full year.

Beauty net sales decreased 22.3% including negative impact of approximately $1.3 million, or 1.2% from foreign currency fluctuations, and $5.8 million, or 5.3% from our Venezuela business. Gains from new product introductions were more than offset by the anticipated decline in the foot care category of $4.2 million, or 3.8%, and rationalization of low margin and nonstrategic business of $4.8 million, or 4.4%. The remaining decline was primarily due to the combined impact of lower store traffic and sluggish consumer spending at retail, continued inventory rationalization in the channel, and an overall market decline in the Beauty appliances category. Nutritional Supplements decreased 13%, primarily reflecting the decline in response rates in the offline channel as the segment continues with its strategic transition from offline to online.

Gross profit margin increased 4.2 percentage points to 44.3% compared to 40.1% for the same period last year. The increase in consolidated gross profit margin is primarily due to favorable shifts in sales mix, business rationalization initiatives, reductions in product costs, and a 1.6 percentage point — and 1.6 percentage points of accretion from Hydro Flask. These benefits were partially offset by the unfavorable impact of foreign currency fluctuations.

SG&A was 34.1% of net sales compared to 31.3% of net sales for the same period last year. The increase is primarily due to hourly wage increases, increased share-based compensation, and higher severance costs year over year. The increase in share-based compensation is primarily due to expense from an additional layer of long-term performance-based incentives new to certain areas of the Company as we’ve implemented our pay-for-performance culture. Our SG&A expense as a percentage of sales was also impacted by lower operating leverage resulting from the decline in core business sales. These factors were partially offset by lower advertising expense and lower year-over-year foreign currency revaluation losses.

Operating income was $37.5 million, or 10.2% of net sales, compared to $32.4 million, or 8.8% of net sales for the same period last year. Excluding non-cash amortization of intangible assets and non-cash share-based compensation, adjusted operating income was $47.9 million, or 13% of net sales, compared to $41.5 million, or 11.2% of net sales in the same period last year.

The 1.8 percentage point increase in adjusted operating margin primarily reflects improvement in core business gross profit margin, the accretive impact of the Hydro Flask acquisition, lower advertising expense and lower year-over-year foreign currency revaluation losses. These benefits were partially offset by the unfavorable impact of foreign currency fluctuations and a decline in operating income from our Venezuela business of $1.8 million, which negatively impacted consolidated adjusted operating margin by 0.3 percentage points and Beauty adjusted operating margin by 1.3 percentage points.

Income tax expense as a percentage of pretax income was 15.9% compared to 18.2% for the same period last year. The year-over-year comparison of our effective tax rate was primarily due to shifts in the mix of taxable income in our various tax jurisdictions.

GAAP net income was $28.4 million, or $1 per diluted share on 28.2 million weighted average diluted shares outstanding. This compares to net income in the first [sic, should be second quarter] quarter of FY16 of $24.5 million, or $0.84 per diluted share on 28.9 million weighted average diluted shares outstanding. Non-GAAP adjusted income increased 17% to $37 million, or $1.31 per diluted share, compared to $32.3 million, or $1.12 per diluted share for the second quarter of FY16. This performance reflects the adjusted operating income improvement referred to previously and lower tax expense, partially offset by higher interest expense.

Now moving on to our financial position. At August 31, 2016 accounts receivable was $222.9 million compared to $227.1 million at the same time last year. Receivable turnover was 54.8 days compared to 55.7 days the same time last year. Inventory decreased to $317.5 million compared to $348.5 million at the same time last year. Inventory turnover was 2.7 times compared to 2.8 times for the same period last year.

Total short- and long-term debt increased to $548.6 million at the end of the second quarter compared to $474.7 million for the same period last year, a net increase of $73.8 million. We ended the second quarter with a leverage ratio of 2.38 times compared to 2.11 times at the end of the second quarter of FY16. The increase primarily reflects $210 million drawn for the Hydro Flask acquisition in March 2016 and share repurchases made in the second half of FY16. As a reminder, our leverage ratio was 2.6 times at the end of the first quarter.

Now I’d like to turn to our outlook for FY17. Please note that we have provided a reconciliation of our FY17 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this afternoon. We are lowering the full-year sales outlook we provided in July and now expect consolidated net sales revenue in the range of $1.55 billion to $1.59 billion from a range of $1.57 billion to $1.62 billion.

Our sales outlook includes incremental sales from the Hydro Flask acquisition, now estimated in the range of $85 million to $90 million compared to our original expectations of $60 million to $65 million. Our sales outlook continues to include a negative impact of approximately 3% of consolidated net sales from the change in the Venezuela exchange rate, foreign currency fluctuations, rationalization of low margin business in the Health and Home segment, and the overhang from excess cold/flu inventory in the retail channel due to a weak season last year.

In addition, our sales outlook now also includes an expected decline in net sales for the Beauty segment in the range of 17% to 20% for FY17 which includes an additional negative impact from business rationalization of approximately 3.2% of segment net sales revenue, or 0.9% of consolidated net sales revenue, and an expected decline in net sales revenue for the Nutritional Supplement segment in the range of 14% to 16% for the full year FY17.

We are reiterating expectations for consolidated GAAP diluted EPS of $4.37 to $4.77, which includes an after-tax non-cash impairment charge of $5.1 million and a patent litigation charge of $1.5 million. We are also maintaining our non-GAAP adjusted diluted EPS outlook in the range of $5.85 to $6.35, which excludes after-tax non-cash asset impairment charges, patent litigation charges, share-based compensation expense, and intangible asset amortization expense.

We continue to expect the year-over-year comparison of earnings per diluted share to be negatively impacted by an estimated $0.69 per share from the change in the Venezuela exchange rate, foreign currency fluctuations, hourly wage increases and the comparative impact of tax benefits in FY16 that are not expected to repeat in FY17. We expect that earnings per share — the earnings per share impact of additional sales declines in the core business referred to previously will be primarily offset by additional accretion from the Hydro Flask acquisition.

Our outlook continues to assume that the severity of the cold/flu season will be in line with historical averages. The diluted EPS guidance is based on an estimated weighted average shares outstanding of 28.3 million and an expected effective tax rate of 13% to 15% for the full FY17. This also reflects our outlook for the retail environment and continued declining trends in the retail sector and the broader market. The likelihood and potential impact of any FY17 acquisitions, future asset impairment charges, foreign currency fluctuations or further share repurchases are unknown and cannot be reasonably estimated. Therefore they are not included in our sales and earnings outlook.

Finally, a reminder on the expected impact of Brexit. We believe the referendum vote in the UK to exit the European Union has increased uncertainty and volatility in the foreign currency and financial markets, the effect of which we believe will have the greatest impact within our EMEA operations. We have also seen a decline in the value of the Mexican peso which may continue to adversely impact our results. We expect foreign currency exchange rates to negatively impact FY17 year-over-year net sales by approximately $9 million to $10 million compared to our original expectation of $5 million at the beginning of the fiscal year. We have foreign currency contracts in place for approximately half our euro and British pound net cash exposure which will partially offset the expected impact of currency devaluations on operating income. Now I’d like to turn the call back over to the operator to open the call for us to take your questions.

QUESTION AND ANSWER

Operator

Thank you, sir.

(Operator Instructions)

Our first question comes from Bob Labick, CJS Securities.

Lee Jagoda - CJS Securities - Analyst

Hi, this is actually Lee Jagoda for Bob. Good afternoon.

Julien Mininberg - Helen of Troy Limited - CEO

Hey, Lee. Nice to talk to you.

Lee Jagoda - CJS Securities - Analyst

You, too. So Julien, just starting with Healthy Directions, can you give us a little more detail about what you believe needs to be done to improve both top- and bottom-line results there? And whether you have a time line that — for us to use to kind of think about what’s reasonable in terms of, will it get fixed or won’t it get fixed?

Julien Mininberg - Helen of Troy Limited - CEO

It will take some time. And as we outlined on the call just now, there’s a system side and a marketing side. The system side is broken into two chunks. The first one is the customer relationship management and the order management system that were just put in place this quarter. And that’s going well. We have real-time capability, the ability of the operators to see the customer order right on the screen as they’re speaking to them, to see what they’ve ordered in the past, things that just have not been in place in a traditional mail-order based business where you’re not in the same situation.

The second phase which will go online at the end of this fiscal year, hopefully just before, if our plans stick, in terms of that time line, will be a new e-commerce platform. And that e-commerce platform has the advantage, as I listed in the call, which are significant and a major upgrade versus where we are today. In parallel, there’s a large group of people that are at Healthy Directions who are working on the marketing side to identify the doctors more closely with some pretty big trends that are out there; concerns about blood sugar, concerns about circulatory system, think cholesterol, and other conditions that top of mind for everybody.

For example, statin drugs widely prescribed in this country. Enzyme CoQ-10 is the principal ingredient in the Dr. Sinatra OQPR product, and that’s our biggest product, our biggest doctor. And now much more directly going to be related to the impact on a cholesterol precursor like enzyme Co-Q10 for people who use statins, obviously casting a much broader net than in the past. Digital marketing efforts are also accelerating. And that will take a couple more quarters. And we’re also sharpening our creative in multiple avenues, and actually testing some new creative that is scoring much higher than what we had in the market in the past.

In terms of timeline, it will take a couple of quarters to course all this through. And our hope is that over the course of a year or so we’ll be able to show meaningful improvements in revenue and profitability. Do we wish it was faster, like I’m sure you do? The answer is strongly yes. Do we wish that we were declining less than we have in the past two quarters? Also the answer is yes. And we’re not thrilled to put forward a declined expectation for the year. But we do want to be straight up on where we think the year will land. And we want to be clear on the efforts that are going on to turn Healthy Directions around.

Lee Jagoda - CJS Securities - Analyst

That’s very helpful. I’ll ask one more and then hop back in the queue. On the M&A side, can you comment on the M&A environment? And given the recent announcement by Newell, what if any of the product categories, obviously without mentioning businesses, might overlap with the direction you’d like to go in as a Company?

Julien Mininberg - Helen of Troy Limited - CEO

The environment remains fairly active. It’s amazing. Deal flow is excellent. We see quite a lot. Jack and I work on this regularly, and he works with all of our business unit heads. And I can say that the internal chatter has been very high. As always, we look at deals constantly. In fact, we’ve said no to two in the last 60 days, probably, and no to a lot of others that we haven’t even engaged on. A lot of traffic. A lot of opportunities but not quite the right one for us.

As a reminder, we’ve put $800 million of capital to work in the last 2.5 years. The majority of that has been against M&A, and we’ve made three acquisitions in that period of time between Vicks VapoSteam and the VapoPads. Healthy Directions, of course, and most recently Hydro Flask. Hydro Flask, you heard a lot about in this call. I guess my comment there is, it’s not just about M&A. It’s about making investments in outstanding brands that are already in our portfolio when it comes to brands like OXO, Hydro Flask, Vicks, PUR, Braun, and a few others.

You heard us talk a lot in this call about investing in our core. There’s an awful lot going on in that area. You saw that in innovation, taking margins up. I’m sure you saw that we put 420 basis points of margin accretion on the business as a total Company in this quarter. It was not all from Hydro Flask. 2.6 of it was from Hydro Flask. The rest was from the core business.

In terms of M&A, our balance sheet is in a very good position. We have debt at the 2.4 times level. And we are just now in the fat part of our cash production in terms of Q3 and Q4. So we not only have fire power today to make acquisition, but are quickly now reducing debt even faster than before. And because of that high deal flow, we’re optimistic that we’ll find the right thing. And when it’s right, we’ll buy it.

Brian Grass - Helen of Troy Limited - CFO

Just to clarify a number, I’m not sure if it was done right and I just want to make sure it’s clear. 2.6 percentage points of gross profit improvement came from the core business.

Julien Mininberg - Helen of Troy Limited - CEO

My mistake.

Brian Grass - Helen of Troy Limited - CFO

1.6 came from Hydro Flask.

Julien Mininberg - Helen of Troy Limited - CEO

My mistake. Backwards. It actually makes the point even more so, which is that the core business, when we invest in it and get it right, drives margin improvement significantly. And then accretive acquisition like Hydro Flask, especially when it over-delivers as it has so far since we’ve owned it, adds on top of that. Hopefully, a good, healthy balance of core and acquisition and a strong balance sheet to fuel both.

Lee Jagoda - CJS Securities - Analyst

Great. Thank you very much.

Operator

Next up we’ll hear from Jason Gere, KeyBanc.

Jason Gere - KeyBanc Capital Markets - Analyst

Good afternoon, guys. Just a couple of questions. The first question will be on the Beauty business. So similar to Lee’s question on Healthy Directions. If we think about Beauty, and clearly there’s been some strategic choices to exit some businesses, but can you parcel out the macro versus the micro here? And understanding the guidance that you have for the rest of this year, how we should be thinking about this business? Will profitability will get better from a top-line perspective? How long should we take to see this business improve? Because I think it was about two years ago this was kind of like priority number one, kind of getting this business fixed up, and we’re kind of at that mark now. But obviously needs a little bit more time. I’m just wondering if you could provide a little context there.

Julien Mininberg - Helen of Troy Limited - CEO

Pleasure. Hi, Jason. A couple of things on this. First of all, the goal of improving the margin of Beauty has made a lot of progress during the last two years. You can see it in the gross margins. You can see it in our total margin, and last — sorry, Q1 we actually added margin to the Beauty business in the absolute, even though we lost a meaningful amount of sales. In the second quarter the gross margin went up a fair amount. And, remember, Venezuela had a pretty big impact on the total margin. If you choose to add that back you’ll see that the margin for Beauty actually improved in the second quarter as well, if you take Venezuela into account because all the Venezuela was there.

In terms of the macro and what we’re doing on this, the new products, which was the main comment that we made on fixing fundamentals about 18 months ago or two years ago, to your point, those things have coursed through nicely. You heard us talk about the one-step Revlon dryer and styler. That’s been the number one in its category for a year now, up from six months last time we talked about it. You heard about the Curl Bar, now in the professional market. Last time we talked about the XL or extra long plates in the Hot Tools business, as new products. There’s a lot more to come. We’re pretty excited about our pipeline.

Unfortunately, it’s not enough. Even with the branding improvements that we’ve made, you’ve probably seen our new packaging, it’s tested very well versus competition and has broader consumer appeal than our old. We’ve reorganized the shelf significantly. We’ve taken out low performing SKUs, which is helping to drive that margin. You heard that in our inventory numbers too, by the way, down about 8% year on year this quarter, even with the lower sales, by the way, which were below our forecast. So obviously major improvement there. And my point is, the fundamentals are coursing through reasonably well.

But there are other macro factors, as you mentioned. One of them, it’s not pretty, is that the category itself, independent of our business, is not growing. In fact, it’s declined a couple of points according to the third-party syndicated market measurement data last quarter. It’s generally been in decline over time. And that’s something that is hard to reverse just as one player. The whole industry needs to do that.

And in the case of other macro factors, retail foot traffic is simply less. And, as a result, while we do have a good business online, it’s not enough to counter all the factors I’m mentioning, the decline on the retail side. Importantly, some of the major customers, I’d rather not mention a name specifically, have given us new SKUs. We’re picking up pegs in key retailers in important categories and at higher margins. And we’re dropping lower margin SKUs, and not afraid to walk away from those.

Another major macro factor, this one we’re driving, like the innovation which we’re driving, is that we chose to get out of certain businesses. You saw that our profitability increased because of that. And that said, sales came down further than we were expecting. And I think we’ve over-swung in a couple of places. So you’ll see us make a few adjustments in that area. In terms of more time, it’s important for us to get it right from a long-term profitability standpoint. And it’s more important to us to have the right structure in Beauty to stabilize and to move forward than it is to have the quarter-to-quarter result. That said, we’re not at all pleased with the 22% decline that we just delivered. And there’s a lot of work going on to change that trend.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. I appreciate the color. Have one other strategic question, then a housekeeping. I guess, on OXO you pointed out that you’re still looking for kind of that mid-single-digit growth for the year and you’re trending kind of low single digit. I understand that some of the POS trends are fine. But some of the commentary, I think, in your release talked about some of the replenishment orders that were a little bit softer. You’ve talked about some of the retailers out there, lower traffic. I’m not sure if it’s particularly the OXO as opposed to Beauty, but, just in general, it feels like the retail environment is soft.

So I guess, to get to that mid-single digit, even the low end of that, would imply kind of a near — almost a high single digit kind of growth in the back half of the year. So just wondering what you’re seeing out there, whether it’s innovation, whether it’s market share gain, anything that kind of gives you that confidence that this is a business that this year can kind of grow still at mid-single digits?

Julien Mininberg - Helen of Troy Limited - CEO

Yes, we’re confident in the mid-single digits for the year. I did mention the very difficult compare of the 13.2% growth in the second quarter of last year versus the period before that in the prior year, and this year a small decline versus that ground. So in other words, kept — almost of it was gained last year.

In the case of the growth for the back half, we are confident. We are seeing point-of-sale rotation that’s faster than the reorder, to your point about soft retail. And we highlighted that several times because it is impacting the business. There’s less footfall in stores. There is an impulse nature at times to some of the OXO products, and some of them are planned purchases.

We have a strong online business as well, and we’re doing a lot to fuel our online growth. And we’re doing well in those areas and growing fast. In some cases, we’re growing faster than the category itself online and picking up channel share in that regard. So between the online and the over-delivery in retail versus the fundamentals at the retailers themselves on a macro level, that’s where the confidence is coming from.

There’s also new products that are coming out, and there’s new products that we mentioned like metal and glass bakeware, spiralizers, et cetera, that have been in the market and are accelerating nicely. And then, we’ll have news about some new products as they launch that should bring some more volume into the second half. We’re also improving on the channel side, especially in the club channel, in the second half, and a lot of that has yet to ship.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. Perfect. And the housekeeping is the impact of Venezuela on the full year. I know you kind of raised the impact of FX, but I was just wondering on Venezuela what would be that sales impact on a full-year basis?

Julien Mininberg - Helen of Troy Limited - CEO

So Venezuela on a full-year basis?

Brian Grass - Helen of Troy Limited - CFO

$22 million on a full-year basis.

Jason Gere - KeyBanc Capital Markets - Analyst

Perfect. Okay. Great. Thanks a lot, guys, for taking my questions.

Brian Grass - Helen of Troy Limited - CFO

Just a slight clean-up on something Julien said on impact to Venezuela on Beauty. Beauty declined 1.7 percentage points in adjusted operating margin, of which 1.3 related to Venezuela. So it would have been a slight decline without Venezuela. The Venezuela impact, which is largely due to lower fixed cost leverage because of the sales decline with big improvements in gross profit margin, and kind of what I’ll call structural improvements to profitability.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. Great. I’ll pass it on to the next caller.

Operator

Next up, Trevor Young from Jefferies.

Trevor Young - Jefferies & Co. - Analyst

Hi, guys. Thanks for taking my questions. Just touching on the Beauty business for a second, did appliance kind of improve sequentially versus where you were last quarter related to the new product launches? And do you guys feel like you’re taking meaningful share there, even though the category is still declining?

Julien Mininberg - Helen of Troy Limited - CEO

Good question. The answer is actually no. And that said, we held much more ground because of the new products than we would have, had we not had them. So I realize that’s a weaker answer than what you want, but that is what happened mathematically. We launched the Pro Beauty tools in the retail appliance space in the United States, and have had very significant success with it, eight-digit numbers. I’m not going to disclose the specific. That’s all new share to us. And that’s made a big difference.

Revlon, on the other hand, has lost a little ground. And that’s despite the new products, and yet there’s more new products coming in Revlon. Bed Head, on top of that, has done reasonably well. As I mentioned, the category itself is just down a little bit. If you look at the market shares in the category, you’ll actually see all three of the big players in the retail appliance market lost a bit of share during the second quarter of this year.

And in terms of the new products, we’re happy about it. The Pro Beauty tools gain is very significant. It’s sticking. There’s new stuff coming and retailers are supporting it in that pro-sumer space, so to speak, in between the professional and consumer market at a higher price, a much better margin than the SKUs that we took out. And allows us to keep our Hot Tools professional brand in the professional channel where there’s a bowl and a stylist. And that makes a huge difference to credibility, margin, features, pricing, and now new products also in that space like the Curl Bar that I mentioned in the prepared remarks.

And in terms of new products, we’re dialing up the investment. We’ve been big on this. To Jason’s point earlier, about two years ago we said, give us a year and a half or so and we’ll have a lot of new stuff on the market. We came out sooner than we expected. Those things have been tested. They’ve done well, and there’s more to come including that volumizer that I mentioned that just started shipping, and based on exactly the same insight that got us the number one product in the hair drying category over the last full year now.

Trevor Young - Jefferies & Co. - Analyst

Okay. Great. That’s really helpful. Maybe you could touch on the product rationalization in Beauty because it sounds like there was kind of an incremental rationalization there, if I’m understanding correctly.

Julien Mininberg - Helen of Troy Limited - CEO

Yes, there was a lot of clean-up going on here. There’s a major change in philosophy on this business over the last two years or so from a bit more of a merchant-driven mentality to a bit more consumer-driven mentality. I know we’ve talked about that a lot in the past, and that required not always going for the next dollar of sales.

That said, the amount of sales that we lost in Q2 was significantly more than we expected and we’re not happy about that. And I think we’ve over-swung in a couple of places where we took things out faster than we were able to replace them. Were they the right ones to take out? The answer is generally yes. Are they higher margin? You can see it in our numbers. Look at the gross margin in Beauty and you’ll see that the answer is clearly yes. More than 300 basis points of Beauty gross margin improvement year over year in Q2. And even with the sales miss in Beauty, total Company inventory down 8% year over year.

So there’s two meaningful numbers, one on the income statement, one on the balance sheet to support the statement. And in the case of swinging the pendulum a little bit further back towards the middle, we are making some moves in that area because we went a little faster than we could replace the sales. That’s why we got caught with lower sales this quarter. You see us now lowering it for the year.

In terms of expectations, we’ll keep at it on the stuff that is working. We will dial up the new products. And in the other areas that I mentioned, product improvements, trade spending, and channel expansion, these are focus area to bring Beauty to the normalization that everybody wants, you and us included. And, remember, Beauty throws off a significant amount of cash for the Company in our operating structure and, as a result, is very important to cash flow, paying down debt, making acquisition, and investing in the beautiful machine that makes the Company grow.

Trevor Young - Jefferies & Co. - Analyst

Great. Thanks so much.

Operator

We will now hear from Steph Wissink, Piper Jaffray.

Steph Wissink - Piper Jaffray & Co. - Analyst

A couple of housekeeping questions as well. One for you, Brian, to start with, which is when you look at the earnings that you’ve reported and your earnings guidance for the year, it looks like there’s a fairly significant rebalancing seasonally, the first half of the year accounting for over 40%. I was curious if that’s something we should be thinking about going forward, that whether it’s through acquisition or rationalization, there’s a bit more of a rebalancing effect to your earnings profile across the four quarters?

Brian Grass - Helen of Troy Limited - CFO

I don’t know, Steph, if you are adjusting for Hydro Flask because I would say that Hydro Flask is skewing that trend fairly significantly this year. So I haven’t looked at it. I would say without Hydro Flask I’m not expecting a major change in first half versus second half seasonality. We are seeing a lot of lumpiness in a lot of our channels. And I think that will cause some fluctuations, and you saw evidence of it with OXO. They grew 7.9% on a core basis in the first quarter. They were down this quarter up against a compare last second quarter of 13.2%.

So I guess what I’m trying to say is, I don’t see a general trend. I see more lumpiness and variability in the retail environment pretty much affecting all our segments. That could cause variability quarter to quarter, but not some change structurally that’s causing seasonality change you were describing.

Steph Wissink - Piper Jaffray & Co. - Analyst

Thank you. And then just a final follow-up on the cold and flu season. I think you mentioned projections this year assume an average season. I think last year was a bit lighter than average. Should we assume growth in the healthcare business that’s slightly accelerated versus what we’ve seen maybe here year to date?

Julien Mininberg  - Helen of Troy Limited - CEO

Julien here. Hi, Steph. Yes, we are expecting a normal season. We have no reason not to expect any other kind of season at this stage of the year because it’s so early. And last year wasn’t just a little behind, it was one of the weakest seasons on record. In fact, I think in the last 10 or so years it was the weakest season. In the case of the year over year, when you go from a particularly weak one to, call it, a normal one, you think, perfect, there’s lots of upside there. But remember, there’s trade inventory overhang, as they themselves — I’m talking about the retailers — came out of last season with more inventory than they expected due to that same weakness.

There was a little pick-up in April. And I think we reported this when we did our call a couple quarters ago. And that did help clear out some, but not nearly enough of that inventory. So a few key retailers had more humidifiers, for example, than we would normally have at this time of year. It does actually reduce our sell-in from year to year because they’ve already got that inventory in the trade. If you then assume a normal flow of goods outbound, meaning to consumers during the year, we would expect reorders. And that will help us. If the season gets a little stronger, to the question you’re asking, beyond normal, then there would be a pick-up because you’ve not only cleared through the inventory but there’s above normal demand, and that could create additional volume.

Steph Wissink  - Piper Jaffray & Co. - Analyst

Julien, just one more for you. I think you mentioned earlier the rationalization in the Beauty business, but I don’t know that you actually cited what categories you may be rationalizing out. I’m not sure of the sensitivity of that, but if you could share a little bit of the size of that business, where you are in the exit process, and if that’s going to be an ongoing process or something that we should look at as kind of a one-time or more static event?

Julien Mininberg  - Helen of Troy Limited - CEO

We’ve done most of it at this point. In fact, in some places, as I said, I think we took out certain pieces a little faster than we could replace that business with more profitable business. And yet, you’ve seen the gross margins go up, and I’m sorry for my mistake earlier, you saw if you adjust the 1.3 impact in Beauty — percentage point impact in Beauty for the Venezuela impact, almost all of the 1.7 in margin change year over year is swallowed up in that 1.3.

And my point on the SKU rationalization, it’s mostly done. We’ve said in the past that that 30% to 35% of the SKUs, that’s still true. It’s not like there’s another 20% planned. In fact, like I said, we’ll probably revisit one or two places, but not many.

In terms of the sharp eye on ROI that I mentioned, that’s strongly in our mind because of the need to maintain margins. Otherwise, why would you give up the sales? You may as well go back to the merchant mentality of any sale is a good one as long as it has even a little bit of margin in it. But you saw us improve our working capital significantly. That was the inventory comment.

Then, in terms of the specifics that you’re asking for, I can be careful here not to go further in disclosure than we normally do. So I’ll say that in the retail appliance business, the professional appliance business, and a little bit in our brushes, combs and accessory business, and certain parts only of our liquids and lotions or personal care business, that’s where the reductions have been. They’ve been most aggressive on the appliance side. And then, in the personal care we’ve been very selective, but taken out a meaningful number of SKUs. So that’s where all those margin helps and the inventory helps are coming from. And from a retailer standpoint, we’re just getting a good response. And they are taking the SKUs that are higher margin because they’re better performers, because they’re more innovative, and, frankly, because they make more money on them.

Steph Wissink  - Piper Jaffray & Co. - Analyst

Thank you. Best of luck, guys.

Operator

(Operator Instructions)

Up next is Frank Camma, Sidoti.

Frank Camma  - Sidoti & Company - Analyst

Good afternoon, guys.

Brian Grass  - Helen of Troy Limited - CFO

Hey, Frank.

Julien Mininberg  - Helen of Troy Limited - CEO

Hey, Frank.

Frank Camma  - Sidoti & Company - Analyst

Hey, can you talk about — you made good progress on the gross profit side, between the — when you make some adjustments and you consider the product mix obviously helping with Hydro Flask, and also just on the core business. But can you talk to your G&A and where you’re at with that on a sort of absolute spending and also percentage of revenue?

Brian Grass  - Helen of Troy Limited - CFO

Yes, Frank. It’s Brian Grass. I would say we’ve detailed it out in the release. The majority of the increase in SG&A as a percentage of revenue is we’ve got higher compensation costs, and we outlaid and when we gave our earnings guidance that we were going to be impacted by the changing landscape — or the changing hourly wage landscape, which had a fairly significant impact to us in our distribution center operations. And so SG&A is up due to the adjustments that were made there.

We also have higher share-based compensation expense, which is really mostly related to an additional layer of incentive-based programs that were put into place with Julien’s — Julien brought to the Company, and certain parts of the Company did not have them before. And these are three-year programs. And so there’s a third layer this year of additional expense for those areas. And the last component of it is, is we’re in the third year of some of those programs. And we’ve made adjustments to the performance factors there, which is having an impact on expense.

The other real big driver of this is just the decline in revenue in the core business. There’s a certain level of fixed costs that are still there, even though the sales declined, and that impacts your operating leverage. So I would say those are kind of the key things on SG&A. And that was actually offset by a little bit lower advertising expense and lower currency revaluation. And with respect to advertising, I would expect — there’s been a delay in a couple of advertising initiatives due to the delays in launches. And so we’ll see an uptick, actually, in advertising expense in the second half of the year.

Frank Camma  - Sidoti & Company - Analyst

And when do those drivers sort of lapse, though? I mean, some of those are end-of-period type of things. Next year, do you start to see some more — like, you would think over time you would see some G&A leverage there, or at least a containment of absolute spending. I’m just wondering if you can comment on that.

Brian Grass  - Helen of Troy Limited - CFO

Yes. Well, some of the things you saw in the hourly wage increase and the share-based compensation incremental expense, you won’t see that same level of increase for sure next year because those are kind of isolated to this year. So I would expect a more normalized compensation spend next year. And then I do expect better leverage.

Part of all this work that we’re doing in gross profit margin and SKU rationalization is to make every dollar we sell more efficient. And I think because we had such a large decline, you don’t see it in the SG&A percentage this quarter. But in the long term we are expecting that you will see that leverage because we have 30% less SKUs and we’re doing — focusing our efforts on the highest ROI activities. We are expecting to see a benefit there.

Julien Mininberg  - Helen of Troy Limited - CEO

Our shared service backbone just gets stronger and stronger. While it has its ups and downs over time, I think at this point it would be safe to say that that’s delivered a significant amount to the Company, and you saw that actually over the last 1.5 years and it’s frankly accelerated into this year. So we saw a lot, but it has its ups and downs. We’re not immune to commodities and freights and all of that. These things happen to all of us, foreign exchange, et cetera.

One tiny follow-up there for Frank on the compensation thing. I just want to make sure that everybody understands that we, at the very beginning of my tenure, redid the compensation system in the Company. And because of its three-year nature it has the feature of layering in over a three-year period. Brian was referring to a piece of that layer, or the third one of that layer, coming in now. And that did increase SG&A. We also expanded the pay-for-performance nature of that compensation system to a group that frankly hadn’t had it before. And I think Brian mentioned that in his remarks. And the intention is to keep them very focused on the main measures in our strategic plan so that they can deliver them, first of all, and secondly, win when they do. And that is the definition of pay for performance.

It’s not like there’s some new compensation plan operating under the surface. And it’s not like there’s more to come in the area. There’s simply the implementation now that’s largely complete of our compensation system. And it’s making a huge difference, as you can see, in the stuff that we’re saying we’re focused on each of those strategies. We’re generally getting them. There’s a couple areas where we’re slipping, and we addressed those in our call.

Frank Camma  - Sidoti & Company - Analyst

Only have one other question, which is on the Housewares, the operating margin for Housewares. This is like a level that you haven’t seen, you’d have to go back all the way to FY10. And obviously part of that is because of — a large part of it is because of the addition of Hydro Flask, which is great. Given that you’ve added sort of the lower margin appliance business, and longer term I assume — I was just wondering like how sticky is that margin longer term?

Brian Grass  - Helen of Troy Limited - CFO

Well, just let me clarify that in the quarter the improvement in operating margin was entirely due to Hydro Flask. It would have been a slight decline without Hydro Flask for exactly the reason you described, which is the new product categories. But I think it’s a different question to ask how sticky this current margin is. I think with Hydro Flask in the portfolio, I could see this margin being sticky. There will be a natural drag from new categories. But we intend to maintain our margins to the extent that we can in the Hydro Flask business and keep all that we can in the core business. And so I would expect a small drag from new categories, but not a very significant drag.

Julien Mininberg  - Helen of Troy Limited - CEO

We’ll put a little investment into that online side beyond the large amount that we already put because of the retailer footfall reduction, because it’s important to us to keep growing for obvious reasons and we have products that people want, and they want not only to see them but to buy them in the channel of choice. So that does cost some additional money. We’ll spend to make sure. And that said, we are very mindful of our margins and that’s our highest margin segment, Housewares. So it’s not all just the benefits from Hydro Flask, which are helping. In fact, they drove it this quarter. But to make sure that the OXO core underneath is healthy in terms of both how it can grow and how it can deal with some changes in its own retail environment.

Frank Camma  - Sidoti & Company - Analyst

When you say put some more into online, are you also talking about initiatives where you — like the customization of the colors of the Hydro Flask product, is that part of that or is that —?

Julien Mininberg  - Helen of Troy Limited - CEO

On Hydro Flask we do a bit of that already. It’s actually fairly new. It’s just happening now. And so yes, that happens and it’s online. Just for clarity, I was referring to the core Housewares business, which is the OXO brand, just by the math of Hydro Flask not having anniversaried yet. In a year it will be in our core. Actually a little less, six months. The point is that on the core OXO business with footfall at retail down a bit, it’s important to us to keep consumers aware of the new products and the benefit, if they’re not just seeing them in the stores. So we want to spend a little more on the digital marketing side. And then even when they’re online, for example, you’ve probably seen on Amazon and lots of other dot-com sites for other major customers there’s increasingly video demonstration, lots of YouTube demonstrations and others.

So when you hear the kind of products I’ve described, like the new tabletop spiralizer, which is just doing extremely well, it’s important to us to demonstrate it to consumers so they can see it and have the sort of touch-and-feel experience that they might not get at retail if there’s fewer store visits. We not only want that, but it gives us a chance to differentiate ourselves based on benefits versus the competition and to communicate the kind of OXO ethos, which is about the superior design, the functionality, and the appeal, frankly, of the choices that we make on products, quality of materials, and the ability to help you prepare food or work in your house. So this kind of stuff costs some money. Doesn’t cost a ton of money. I’d rather spend on that than hang onto the last 10th of a margin point and watch the sales go down.

Operator

Everyone, at this time there are no further questions. I’d like to hand things back to Julien Mininberg for any additional or closing remarks.

Julien Mininberg  - Helen of Troy Limited - CEO

Well, thanks again for joining us today. We look forward to seeing many of you on November 15 when we do our new product showcase for analysts and institutional investors. And we look forward to speaking with all of you on our third-quarter call that will take place in January. With that, thank you very much.

Operator

Again, ladies and gentlemen, that does conclude today’s conference. Thank you all for your participation. You may now disconnect.